IN THE OFFICE
OF THE SECRETARY 0F STATE OF THE
STATE OF NEVADA
MAY 12 1988
FRANKIE SUE DEL PAPA
SECRETARY OF STATE
/s/ Frankie Sue Del Papa
No. 973-85

                     AGREEMENT AND PLAN OF REORGANIZATION

     AGREEMENT AND PLAN OF REORGANIZATION dated this 21st day of March, 1988 by and between Ximberley Corporation, a Utah Corporation (hereinafter called "Ximberley"), and Advanced Precision Technology, Inc., a Nevada Corporation, hereinafter called "Advanced"), and Precision Tank Testing, a Nevada Corporation, (hereinafter called "PTT".).

                           PLAN OF REORGANIZATION

     The reorganization will comprise in general the conveyance by Ximberley to Advanced of all of the assets of Ximberley, the issuance by Advanced to Ximberley of shares of Advanced's common stock, as hereinafter set forth, and the subsequent dissolution of Ximberley with the concomitant distribution of Advanced shares to stockholders. The company has set up a subsidiary, Advanced Precision Technology, Inc., a corporation under the laws of the State of Nevada, in which Ximberley owns all outstanding stock. The company proposes to sell all of its assets and liabilities to Advanced, in exchange for common stock, thereby changing its domicile from the State of Utah to the State of Nevada. The change of domicile will have the advantage of reducing the future taxes to the company. The chance in domicile is made in reliance to the exemption provided by the Securities Act of 1933, as amended, Rule 145(a)(2) and 145(a)(3). The company proposes to sell its assets and liabilities for 5,500,000 shares of Advanced $0.001 (one tenth cent) par value common stock. The company will then effect a distribution of the Advanced shares to its shareholders in exchange for their Ximberley stock. The 100 shares issued to Ximberley when it incorporated Advanced as a subsidiary, shall be returned to the Advanced Treasury. The acquisition of all the outstanding shares of Precision Tank Testing, a Nevada Corporation for 22,000,000 of investment common stock will then be completed by Advanced, and PTT will distribute the shares to its shareholders, wind up business, and dissolve. Said shares when issued to be Restricted and issued for investment purposes only, in compliance with Rule 144 of the Securities and Exchange Act of 1933, as amended. The shareholders of PTT would then own investment stock of Advanced.

                                  AGREEMENT

    In order to consummate the foregoing plan of reorganization, and in consideration of the promises and of the representations and undertakings herein set forth, the parties agree as follows:

     1. The reorganization, pursuant to the provisions of section 368(a)(1)(c) of the Internal Revenue Code of 1954, as amended, and the Securities Act of 1933, as amended, Rule 145(a)(2) and 145(a)(3), will involve the acquisition by Advanced of all of the property, assets, good will, name, business, and 5,500,000 outstanding Common Stock Shares of Ximberley, in ex-change solely for Five Million Five Hundred Thousand (5,500,000)shares, of one-tenth cent par value common stock Advanced Representing then One Hundred Percent (100%) of Advanced's outstanding stock and The Acquisition of all the outstanding shares of PTT in exhange for 22,000,000 shares of Investment Stock and PTT distributing the shares to the shareholders of PTT, winding up its business and dissolve, and the issuance of investment shares as a finder's fee in this transaction when completed

     2. Ximberley is a Corporation duly organized and existing under the laws of the State of Utah, with authorized capital stock consisting of 50,000,000 shares of common voting stock with a par value of $0.001 per share. Five Million, Five Hundred Thousand (5,500,000) of Ximbeley's common shares will be duly issued and outstanding upon the consummation of the proposed reorganization.

     3. it is understood by the parties that the balance sheet of Ximberley as of September 30, 1987 is audited and Ximberley warrants that such balance sheet fairly represents the financial position of Ximberley as of such date.

     4. It is understood, and Ximberley hereby represents, that Ximberley has good and marketable title to all the properties it purports to convey by this agreement as described in the balance sheet as of September 30, 1987, referred to in paragraph 3 above.

     5. It is understood and Ximberley represents that Ximberlev is not a party to any pending or threatened litigation which might adversely affect the assets of Ximberley which are to be transferred to Advanced.

     6. All taxes which Ximberley is required by law to pay in regard to the assets to be transferred have been or will be duly paid for all periods up to and including the date on which this agreement is signed.

     7. It is understood, and Ximberley represents, that the assets to be transferred by Ximberley have not, since negotiations commenced between the parties, been materially or adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike, embargo, confiscation of vital equipment, materials or inventory, or acts of God.

     8. After acquiring 5,500,000 shares, or approximately 100% of the voting shares of Advanced as herein agreed, Ximberley shall dissolve and distribute such shares to its individual shareholders.

     9. Ximberley will bear the cost of its own accounting and attorney's fees, and administrative costs incurred in connection with this transaction.

     10. Ximberley hereby warrants that Ximberley stock has been listed and quoted in the inter-dealer quotation services, and that the stock will be listed and quoted at the time the reorganization is completed and effected.

     11. Advanced is a corporation duly organized and existing under the laws of the State of Nevada, with authorized capital stock consisting of 100,000,000 shares of common stock with a par value of $0.001 per share, all having full voting power; and of

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which 100 shares will have been duly issued and will be outstanding, fully paid and non-assessable on April 1, 1988 to one shareholder, Ximberley Corporation.

     12. Advanced has not caused, and will not cause, suffer nor permit prior to the closing of this reorganization

         (a) Any change in the condition (financial or otherwise) of its assets, liabilities or business.
         (b) Any damage destruction or loss (whether or not covered by insurance) adversely affecting the business or any of the properties of Advanced or of any item carried on the accounts of Advanced.
         (c) Any declaration, setting aside a payment of any dividend or other distribution in respect to any of Advanced's capital stock, or any direct or indirect redemption, purchase or other acquisition of any such stock.
         (d) Any increase in the compensation payable or to become payable by Advanced to any of its officers, employees, or agents, or any bonus payment or arrangement made with any or to any of them.
         (e) Any event or condition of any character adversely affecting the business or properties of Advanced shall furnish a statement, which shall be a true and complete statement of Advanced's financial condition and of its assets and liabilities, and warrants that no liabilities are outstanding which are not reflected on said balance sheet, excepting liabilities, such as attorneys' and accountants' fees and administrative costs incurred in connection with this transaction.

     13. Advanced shall bear the costs of its own accountants' and attorneys' fees, and its own administrative costs which it incurs in connection with this transaction.

     14. Prior to or at the time of the consummation of this transaction, Ximberley shall furnish to Advanced a complete and accurate list of its shareholders and outstanding securities, certified by the transfer agent as of the record date for its shareholders' meeting held to consider this transaction.

     15. In exchange for all of the assets of Ximberley, Advanced shall issue to Ximberley 5,500,000 shares of its common stock, bringing the total of issued and outstanding shares of Advanced to not more than 5,500,000 shares, as of the date the reorganization is to be effected. Upon dissolution, Ximberley shall distribute the Advanced shares to its shareholders at the rate a+ one share of Advanced for each one share of Ximberley. No fractional shares shall be issued.

     16. Precision Tank Testing, (PTT) is a corporation duly organized and existing under the laws of the State of Nevada with authorized capital stock consisting of 50,000,000 shares of common stock with a par value of $0.001 per share, all having full voting power; and of which 2,000,000 shares will have been duly issued and will be outstanding, fully paid and non-assessable on April 1, 1988.

     17. PTT has not caused, and will not cause, suffer nor permit prior to the closing of the reorganization:

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         (a) Any change in the condition (financial or otherwise) of its assets, liabilities or business.
         (b) Any damage, destruction or loss (whether or not covered by insurance) adversely affecting the business or any of the properties of PTT or of any item carried on the accounts of PTT.
         (c) Any declaration, setting aside a payment of any dividend or other distribution in respect to any of PTT's capital stock, or any direct or indirect redemption, purchase or other acquisition of any such stock.
         (d) Any increase in the compensation payable or to become payable by PTT to any of its officers, employees, or agents, or any bonus payment or arrangement made with any or to any of them.
         (e) Any event or condition of any character adversely affecting the business or properties PTT. Prior to the signing of this agreement, PTT shall furnish a statement, which shall be a true and complete statement of PTT's financial condition and of its assets and liabilities, and warrants that no liabilities are outstanding which are not reflected on said balance sheet, excepting liabilities, such as attorneys' and accountants' fees and administrative costs incurred in connection with this transaction.

     18. PTT shall bear the costs of its own accountants and attorneys' fees, and its own administrative costs which it incurs in connection with this transaction.

     19. Prior to or at the time of the consummation of this transaction, PTT shall furnish to Ximberley and Advanced a complete and accurate list of its shareholders and outstanding securities, certified by the transfer agent as of the record date for its shareholders' meeting held to consider this transaction.

     20. In exchange far all of the outstanding common stock of PTT, Advanced shall issue to PTT 22,000,000 shares of its investment common stock, of PTT over a period of 3 years, with the issuance on the annual dates as follows:
8,000,000 shares on April 1, 1988, 7,000,000 shares on April 1, 1989 and the balance on April 1, 1990, bringing the total of issued and outstanding shares of Advanced to not more than 13,500,000 shares, as of April 1, 1988, the date the reorganization is effective, at which time the shareholders of PTT would then own investment common stock of Advanced. Upon completion of the reorganization PTT shall distribute the Advanced first issuance of 8,000,000 shares of investment common stock to its shareholders at the rate of one share of Advanced for each 0.25 shares of PTT. No fractional shares shall be issued. The remaining 7,000,000 shares to be issued on April 1, 1989 and the 7,000,000 shares to be issued an April 1, 1990 will be issued by the transfer agent to the shareholders, using the same ratio affecting the 8,000,000 shares to be issued on April 1, 1988. The investment shares, if issued for a finder's fee, Will be issued when the transaction is completed, making a total of 13,500,000 shares outstanding, plus finder's fee, for Advanced on April 1, 1988.

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     21. All the parties to this Agreement are cognizant of an Agreement and
Contract dated March 31, 1988 between Precision Tank Testing, a Nevada Corporation and Marketing Consultants, wherein "PTT" has agreed to perform certain terms and conditions that will affect Advanced after the completion of the Agreement and Plan of Reorganization. As part consideration under this Agreement and Plan of Reorganization, Advanced agrees to comply with all the terms and conditions agreed to and required of Precision Tank Testing under the Agreement and Contract dated March 31, 1988, as it is an integral part of the structure of PTT's commitments on their obligations pertaining to their entering into the Agreement with Ximberley Corporation.

     22. It is understood by and between all of the parties hereto that the representations made by the parties in negotiations leading up to this Agreement and terms of this Agreement are material and that the parties have entered into this Agreement in reliance on said representations. In the event Ximberley is held liable for any damage or expense incurred due to Ximberley's reliance on representations made by Advanced, then Advanced shall indemnify and hold harmless Ximberley for any and all such damage and expenses including, but not limited to, costs and attorneys' fees. In the event Advanced is held liable for any damage or expense incurred due to Advanced's reliance on representations by Ximberley, then Ximberley shall indemnify and hold harmless Advanced for any and all such damage and expenses including, but not limited to, costs and attorneys' fees. In the event Advanced is held liable for any damage or expense incurred due to Advanced's reliance on representations made by PTT, then PTT shall indemnify and hold harmless Advanced for any and all such damage and expenses including, but not limited to costs and attorneys' fees. In the event PTT is held liable for any damage or expense incurred due to PTT reliance on representations by Advanced, then Advanced shall indemnify and hold harmless PTT for any and all such damage and expenses including, but not limited to, costs and attorneys' fees.

     23. The Agreement and Plan of Reorganization is made and entered into subject to approval of the shareholders of Ximberley, Advanced and of PTT. Each party shall call a meeting of its shareholders on or before Friday, April 1, 1988, in order to obtain shareholder ratification of the Agreement and Plan of Reorganization. If a favorable vote of the shareholders of each party is received at the April 1, 1988 meetings, then the reorganization shall be effected on the 25th day of April, 1988. If the shareholders of either or both parties hereto shall fail to approve this Agreement and Plan of Reorganization, the parties shall each bear their own costs and damages resulting from the resultant failure of the reorganization. The above time table and dates may be extended at the request of either party, by mutual agreement of the parties.

     24. At any time prior to the consummation of the Plan of Reorganization on April 25th, 1988, the Board of Directors of any of the parties hereto may, by formal resolution of the Board,

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withdraw from the Agreement and Plan of Reorganization.  Notice of such withdrawal together with a copy of the resolution, shall be served upon the other parties to the contract; and in the event any party exercises its option to withdraw as set forth here herein, it is mutually agreed that neither of the parties shall seek to impose any liability upon the other as a result of the failure of the reorganization. Each party will bear its own costs and damages which may result from a failure of the reorganization for any reason whatsoever.

     25. This Agreement has been signed by the officers of the respective parties, and is subject to approval of the respective Boards of Directors. Such approval shall be by formal resolution, copies of which shall be exchanged by the Parties as soon as such approval is received. The Agreement is also expressly made subject to compliance with federal and state laws.

    IN WITNESS WHEREOF, the parties hereto executed this Agreement and Plan of Reorganization on the day and year first written above.

Ximberley Corporation, a Utah Corporation

by  /s/ Duane L Allport
---------------------------
     President

Advanced Precision Technology, Inc., (Global Technology, Ltd), a Nevada Corporation

by /s/ Duane L. Allport
----------------------------
    President

Precision Tank Testing, a Nevada Corporation
by /s/ <signature illegible>
   -------------------------------
      President - Director

  /s/ <signature illegible>
  ---------------------------------
      Vice President - Director

  /s/ <signature illegible>
  ---------------------------------
      Secretary - Director


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